[LOGO]        WRC Media, Inc.
              512 Seventh Avenue
              23rd Floor
              New York, NY  10018



CONTACT:      Richard Nota
              WRC Media Inc.
              212-768-2268

For Immediate Release


          WRC MEDIA INC., A LEADING SUPPLEMENTARY EDUCATION PUBLISHER,
                         REPORTS SECOND QUARTER RESULTS


July 31, 2001 - WRC Media announced results for the second quarter ended June 30, 2001.

Consolidated EBITDA (before unrestricted subsidiaries - see footnote 1) for the second quarter was $12.7 million, $1.7 million or 15.3% greater than last year on revenues of $51.3 million, which was $0.9 million or 1.8% greater than the same period in 2000.

Martin E. Kenney, Chief Executive Officer, commented, "I am particularly pleased with the continued improved performance at CompassLearning(TM), where new software sales- the key indicator of overall CompassLearning(TM) performance - were up approximately 15% for the second quarter versus the prior year's quarter, and up 23% for the first half of 2001. This factor, combined with an overall sales increase in the core business during the second quarter of approximately 5% at our other operating units, and the continued benefits resulting from the company-wide organizational changes we have implemented, resulted in an overall 15.3% increase in EBITDA from $11.0 million for the second quarter of 2000 to $12.7 million in 2001. As a percentage of sales, EBITDA (before unrestricted subsidiaries) improved to 24.7%, versus 21.8% in the prior year." Kenney continued, "We remain confident regarding our prospects for the remainder of 2001. The marketplace - especially in the library sector - appears to be improving somewhat as we enter the second half of 2001. Our CompassLearning(TM) pipeline remains strong, up significantly over 2000, and we


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have made significant investments in revenue opportunities at all of our units which should pay off in the second half of this year."

In addition, Mr. Kenney said, "We closed two previously announced acquisitions in May of 2001 - Lindy Enterprises and ChildU, Inc. as well as completed a strategic investment in ThinkBox Inc. We believe these acquisitions position WRC at the forefront of Internet delivered curriculum and assessment providers, and provide additional opportunities to extend our existing product offerings. Most importantly, these acquisitions better position WRC Media in the marketplace, thereby adding significant growth prospects and value enhancement opportunities."

WRC Media consolidated revenues (including unrestricted subsidiaries) for the second quarter of 2001 increased $1.0 million, or 2.0%, to $51.4 million from $50.4 million for the same period in 2000. This increase was primarily the result of a $0.8 million or 7.2% increase at WRC Media's World Almanac operating unit combined with a $0.4 million or 10.2% increase at Weekly Reader, and was partially offset by an anticipated decrease in de-emphasized business lines primarily planned attrition of low margin hardware sales at CompassLearning(TM).

Net revenue for the second quarter of 2001 - excluding non-core business lines of hardware and Funk & Wagnalls Yearbooks (see footnote 1 below), increased $2.4 million, or 5.0%, to $50.4 million from $48.0 million for the same period in 2000.

   ($000)                                                        Variance to
                                                                   Q2 2000
                                        Q2         Q2       -------------------
Net Revenue                            2001       2000         $            %
----------------------------------    ------     ------      -----       -----
Weekly Reader                          4,476      4,063        413        10.2%
AGS                                   13,876     13,684        192         1.4%
World Almanac                         12,357     11,523        834         7.2%
Compass                               20,620     21,127       (507)       (2.4%)
ChildU (see footnote 2)                   74         --         74       100.0%
                                      ------     ------     ------       -----
WRC Media - Consolidated              51,403     50,397      1,006         2.0%
                                      ======     ======     ======       =====
Non-core revenues                      1,005      2,386     (1,381)      (57.9%)
                                      ------     ------     ------       -----
WRC Media - Core business             50,398     48,011      2,387         5.0%
                                      ======     ======     ======       =====


1 World Almanac is no longer soliciting new subscribers for its Yearbooks since the print edition of the Funk & Wagnalls Encyclopedia was discontinued. Accordingly, Funk & Wagnalls sales of Yearbooks are naturally declining year-over-year, as it is entirely dependent upon sales orders from existing customers via renewals.

2 Represents revenues for the period from inception (May 9, 2001) through June 30, 2001.


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At American Guidance Service, Inc., (AGS(R)) sales increased $0.2 million, or
1.4%, to $13.9 million for the second quarter of 2001 from $13.7 million for the same period in 2000, primarily due to higher sales of curriculum products related to new revisions of textbooks and one-month of sales attributable to the recently completed Lindy acquisition. At Weekly Reader, sales of $4.5 million for the second quarter of 2001 were $0.4 million or 10.2% greater than the same period in 2000. This was primarily attributable to $0.4 million in higher licensing revenue which represented a six fold increase in licensing revenue compared to the same period a year ago. At World Almanac Education Group, second quarter sales increased by $0.8 million, or 7.2%, to $12.4 million from $11.5 million for the same period in 2000, primarily as a result of continued strength of World Almanac's Facts On File News Services (FOFN) division. At FOFN, the second quarter of 2001 revenue of $2.2 million was $0.6 million or 36.7% greater than the second quarter of 2000 driven by significant growth at the division's FACTS.com Internet news service. For the second quarter of 2001, revenue from World Almanac's FACTS.com website - the web authority of fully integrated, highly respected research and reference materials - grew an impressive 69.8% compared to the same period in 2000, offsetting slowness in sales of children's library books at World Almanac's Gareth Stevens division caused by a slowing economy and softness in the library marketplace. This 2001 growth follows 2000 results in which FACTS.com revenues increased from $390 thousand in 1999 to $1.6 million in 2000 - or 311%.

At CompassLearning(TM), total revenue decreased $0.5 million, or 2.4%, to $20.6 million for the second quarter of 2001 from $21.1 million for the same period in 2000, as a direct result of the planned attrition of low margin, non-core hardware sales, which was offset by higher margin software sales. Core revenue for the second quarter of 2001, excluding the planned attrition of hardware sales, increased $1.0 million, or 5.2%, to $19.9 million from $18.9 million for the same period in 2000. New software sales for the second quarter of 2001 increased significantly by $1.8 million or 14.9% to $13.7 million from $11.9 million for the same period in 2000.


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Analysis of Revenue for the three months              (in 000's)
ending June 30,                          --------------------------------------
                                                                 Variance
                                                             ------------------
                                           2001     2000        $           %
                                         -----------------   ------------------
Software                                 $13,734   $11,948   $ 1,786      14.9%
Professional Development                   2,350     2,753      (403)    (14.6%)
Technical Support                          3,807     4,212      (405)     (9.6%)
Hardware                                     729     2,214    (1,485)    (67.1%)
                                         -----------------   ------------------
          Total Revenue, net              20,620    21,127      (507)     (2.4%)
Less: Non-core Hardware revenue              729     2,214    (1,485)    (67.1%)
                                         -----------------   ------------------
                   Core revenue          $19,891   $18,913   $   978       5.2%
                                         =================   ==================


CompassLearning(TM) gross profit increased $1.1 million, or 8.1%, for the second quarter of 2001 compared to the same period in 2000, primarily due to the increased revenues from high margin software. CompassLearning(TM)'s gross profit margin improved to 75.7% for the second quarter - from 68.3% for the same period in 2000. CompassLearning(TM)'s EBITDA for the second quarter increased $1.4 million, or 30.8% to $6.0 million, compared to $4.6 million of EBITDA for the same period last year.

WRC Media Inc.'s consolidated EBITDA (including unrestricted subsidiaries- see footnote 1) increased by $0.9 million, or 8.5%, to $11.9 million for the second quarter of 2001 from $11.0 million for the same period in 2000. This increase is primarily attributable to $2.0 million of greater gross profit for the second quarter of this year compared to the same period in 2000, partially offset by $0.7 million of unrestricted subsidiary operating losses. CompassLearning(TM) contributed $1.2 million of the $2.0 million higher gross profit in the quarter resulting from higher software sales. Operating income before amortization expense increased $1.5 million, or 15.3% to $11.3 million for the second quarter of 2001 from $9.8 million for the same period in 2000.

Net revenue for the six months ended June 30, 2001 - excluding de-emphasized non-core business lines, increased $3.8 million, or 4.1%, to $97.5 million from $93.7 million for the same period in 2000. Each of the WRC Media operating units posted first half core revenue gains compared to prior year. See charts below:


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                                                              Variance to
($000)                                                            2000
Net revenue for the six months                             -------------------
ending June 30,                      2001         2000         $            %
--------------------------------   --------    --------    --------      -----
Weekly Reader                      $ 14,897    $ 14,522    $    375        2.6%
AGS                                  25,995      25,624         371        1.4%
World Almanac                        25,399      24,831         568        2.3%
Compass                              34,529      35,654      (1,125)      (3.2%)
ChildU                                   74          --          74         --
                                   --------    --------    --------      -----
WRC Media - Consolidated            100,894     100,631         263        0.3%
Non-core revenues                     3,389       6,922      (3,533)     (51.0%)
                                   --------    --------    --------      -----
WRC Media - Core business          $ 97,505    $ 93,709    $  3,796        4.1
                                   ========    ========    ========      =====


CompassLearning(TM)- Update:

The biggest gain in core revenue took place at WRC's CompassLearning(TM) unit. CompassLearning(TM) core revenues were $2.2 million or 7.2% greater than prior year primarily attributable to $3.9 million or 23.0% of new software revenue. See CompassLearning(TM) update below for further analysis. Professional development revenues (which typically lag the sale of new software) for the six months ending June 30, 2001 were down 11.3% compared to the prior year. Professional development revenues are expected to show gains in the second half of 2001 related to the first half software revenue gains.


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                                                        (in 000's)
Analysis of Revenue for the six months  --------------------------------------
ending June 30,                                                  Variance
                                                            ------------------
                                          2001      2000       $           %
                                        -----------------   ------------------
Software                                $20,706   $16,835   $ 3,871      23.0%
Professional Development                  4,834     5,448      (614)    (11.3%)
Technical Support (b)                     7,412     8,467    (1,055)    (12.5%)
Hardware (a)                              1,577     4,904    (3,327)    (67.8%)
                                        -----------------   ------------------
          Total Revenue, net             34,529    35,654    (1,125)     (3.2%
Less: Non-core Hardware revenue           1,577     4,904    (3,327)    (67.8%)
                                        -----------------   ------------------
                  Core Revenue          $32,952   $30,750   $ 2,202       7.2%
                                        =================   ==================

(a) CompassLearning(TM)'s hardware business revenues are generally derived from reselling hardware to customers who request that CompassLearning(TM) provide a package of software and hardware. In prior years, CompassLearning(TM) offered hardware to customers as a wholesaler of private label and other products. However, because of the less profitable nature of the business compared to CompassLearning(TM)'s other businesses and to reduce the need for inventory and the risk of technological change rendering inventory obsolete, CompassLearning(TM) began discontinuing its wholesale hardware business in the mid 1990's. Currently, CompassLearning(TM) has arrangements with Apple, IBM, Compaq, Gateway, and Dell computers in order to accommodate requests by customers for complete hardware and software solutions.

(b) CompassLearning(TM)'s service revenues, particularly those attributable to renewals of existing services contracts, have been decreasing recently as a result of:

                  o The improved quality of our software products, which require less technical support;

                  o More customers supplying their own training and support services through in-house expertise; and

                  o The allocation by customers of a greater amount of limited resources to upgrade their hardware and software systems for Year 2000 compliance.

WRC Media consolidated EBITDA (before unrestricted subsidiaries- see footnote 1) for the six months ending June 30, 2001 of $20.2 million was significantly ahead of prior year by $2.7 million or 15.6% and total consolidated EBITDA for the six months ending June 30, 2001 of $19.5 million was also significantly ahead of prior year by $2.0 million or 11.4%. The improved profitability compared to prior year was primarily driven by increased sales of CompassLearning(TM)'s software and ongoing rationalization of the business. New software revenue for the six months ending June 30, 2001 was $20.7 million, $3.9 million or 23.0% higher compared to prior year.

Operating income before amortization expense of $18.3 million increased $2.7 million or 17.0% for the six months ending June 30, 2001 compared to the same period in 2000.


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

Net loss increased by $2.9 million, or 9.3%, to $33.8 million compared to $30.9 million last year, primarily as a result of a $5.7 million increase in non-cash depreciation and amortization expenses for intangible assets and $0.7 million of unrestricted subsidiary operating losses, partially offset by the $3.9 million higher gross profit.

As of June 30, 2001, WRC Media Inc.'s cash balance was $8.2 million (which included $5.9 million of cash restricted to fund WRC Media's unrestricted subsidiary and its investment in ThinkBox Inc.) and consolidated debt was $299.0 million. During the three months ended June 30, 2001, WRC Media Inc. made scheduled principal payments of $1.1 million on its senior credit facilities and as of June 30, 2001, the Company had $17.0 million outstanding under its revolving credit facility. Capital expenditures (including prepublication costs) for the six-months ended June 30, 2001 were $5.7 million.

Acquisitions

In the second quarter of 2001 WRC Media completed the acquisition of two companies - Lindy Enterprises and ChildU, Inc. and made a strategic investment in ThinkBox Inc.:

         - AGS(R), currently the fastest growing and highest margin business unit of WRC Media, will:

                  i. accelerate top-line growth of Lindy Enterprises through a national marketing campaign and product innovation, and

                  ii. obtain a development capability for electronically delivered product

         - CompassLearning(TM), in combination with ChildU(TM) and ThinkBox(TM) will:

                  i. offer a comprehensive product suite of both LAN-based and Internet-delivered software,

                  ii. provide CompassLearning(TM) with a multi-price point entry to create new selling opportunities, and

                  iii. obtain a new on-line development capability to expedite the completion of all web-enabled products.


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

================================================================================
Footnote 1: Given the projected near-term financial performance of ChildU(TM)
            and ThinkBox(TM), WRC Media designated ChildU(TM) and ThinkBox(TM). "Unrestricted Subsidiaries" under its Credit Agreement so as to: (i) exclude them from all the negative covenants in the Credit Agreement, including the financial covenants, and from agreed upon affirmative covenants, representations and warranties and events of default; and (ii) Permit additional investments in ChildU(TM) and ThinkBox(TM) by WRC Media and its subsidiaries in excess of the acquisition funding requirements to fund operations, if necessary. As a result of the above-mentioned designation, ChildU(TM) and ThinkBox(TM) financial performance will not be reflected in any covenant calculations. Accordingly, Consolidated EBITDA (before unrestricted subsidiaries) is defined as WRC Media consolidated EBITDA excluding the EBITDA loss contributed by its unrestricted subsidiaries- ChildU(TM) and its investment in ThinkBox(TM).

                                  * * * * * * *

WRC Media Inc., a leading publishing and media company, creates and distributes innovative supplementary educational materials for the school, library, and home markets. WRC Media's product suite includes some of the best-known brands in education, recognized for their consistent high quality and proven effectiveness. WRC Media Inc. has two principal operating units:

The Assessment, Curriculum and Electronic Group is comprised of American Guidance Service, Inc. (AGS(R)), CompassLearning, Inc. and ChildU, Inc.

         AGS(R) is a leader in producing highly reliable and valid behavior, ability, achievement, and speech-language assessments for all ages. The company also publishes a variety of high-interest, low-reading-level textbooks for middle and high school students, as well as curriculum-based assessment software and test preparation programs.

         CompassLearning(TM) is the leader in research-driven, standards-based digital-learning solutions that provide choices to help teachers manage student performance, personalize learning, and connect communities of learners. With over 7,000 hours of curriculum and instruction, more than 20,000 schools use CompassLearning(TM) solutions.

         ChildU(TM) is a leading developer and provider of Internet-delivered curriculum and management tools. The Learning Odyssey(TM), the primary product line, provides highly engaging and standards-based student activities that make extending the school to the home an anytime, anyplace learning reality.

The Reference and Periodicals Group is comprised of World Almanac Education Group, Weekly Reader Corporation and Lifetime Learning Systems.

         World Almanac Education Group, Inc. publishes the World Almanac(R), The World Almanac for Kids, Facts On File(R) news periodicals and Internet services, Gareth Stevens books, and the Funk & Wagnalls(R) encyclopedia. The company distributes high quality books to schools and libraries.

         Weekly Reader Corporation publishes Weekly Reader(R) periodicals serving over 7 million school children. It also publishes other branded periodicals and instructional materials, including Teen Newsweek(TM), published for middle and high school students.

         Lifetime Learning Systems(R) is the recognized leader in developing customized educational programs. Lifetime's programs are customized for sponsors, including corporations, nonprofit associations and government agencies that have the need to cost effectively convey important public relations and marketing messages to targeted audiences.

Information in this press release contains forward-looking statements, including statements regarding our expectations, beliefs, intentions or strategies that involve a number of risks, uncertainties, and assumptions. Should any of the risks or uncertainties develop into actual events, or our assumptions prove to be inaccurate, actual outcomes and results could differ materially from what is expressed in such forward-looking statements and these developments or inaccuracies could materially and adversely affect our business, financial condition and results of operations. Risks and uncertainties relating to WRC Media's and its subsidiaries' businesses are set forth in the documents and reports filed from time to time with the Securities and Exchange Commission.


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
                                 WRC Media Inc.
                For the three months ended June 30, 2001 and 2000
                                ($ in thousands)

                                                             Actual           Increase/(Decrease)
                                                     --------------------    ----------------------
                                                     6/30/2001  6/30/2000       $              %
                                                     ---------  ---------    --------      --------
Revenues
    Weekly Reader                                    $  4,476    $  4,063    $    413         10.2%
    American Guidance Service                          13,876      13,684         192          1.4%
    World Almanac Education                            12,357      11,523         834          7.2%
    Compass Learning                                   20,620      21,127        (507)        (2.4%)
    ChildU (see footnote 1)                                74          --          74          0.0%
                                                     --------    --------    --------      -------
Total Revenue                                        $ 51,403    $ 50,397    $  1,006          2.0%
Costs and Expenses:
    Operating costs and expenses                       39,220      39,888    $   (668)        (1.7%)
    Depreciation                                          824         661         163         24.7%
                                                     --------    --------    --------         ----
Operating Income before amortization expense         $ 11,359    $  9,848    $  1,511         15.3%
    Amortization of goodwill and other intangibles     17,229      20,025      (2,796)       (14.0%)
                                                     --------    --------    --------      -------
Operating Loss after amortization expense            $ (5,870)   $(10,177)   $  4,307         42.3%
Interest expense                                        8,542       8,797        (255)        (2.9%)
Other, (income)/expense, net                              367          (3)        370      12333.3%
Income taxes                                               46         301        (255)       (84.7%)
                                                     --------    --------    --------      -------
Net Loss                                             $(14,825)   $(19,272)   $  4,447         23.1%
                                                     ========    ========    ========      =======


EBITDA
     Net Loss                                        $(14,825)   $(19,272)   $  4,447         23.1%
     Depreciation and amortization of intangibles      18,053      20,686      (2,633)       (12.7%)
     Amortization of deferred financing costs             316         285          31         10.9%
     Income taxes                                          46         301        (255)       (84.7%)
     Interest expense                                   8,326       8,553        (227)        (2.7%)
     Non-cash, non-recurring charges                       --         425         425        100.0%
                                                     --------    --------    --------      -------
EBITDA                                               $ 11,916    $ 10,978    $    938          8.5%
     Add: ChildU EBITDA loss                              613          --         613          0.0%
     Add: Thinkbox EBITDA loss                            129          --         129          0.0%
                                                     --------    --------    --------      -------
EBITDA excluding ChildU and Thinkbox                 $ 12,658    $ 10,978    $  1,680         15.3%
                                                     ========    ========    ========      =======


Footnote 1: ChildU revenues represent activity for the period from inception (May 9, 2001) through June 30, 2001.


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

                                 WRC Media Inc.
                 For the six months ended June 30, 2001 and 2000
                                ($ in thousands)

                                                              Actual             Increase/(Decrease)
                                                      6/30/2001    6/30/2000       $             %
                                                      ---------    ---------    ---------     -------
Revenues
    Weekly Reader                                     $  14,897    $  14,522    $     375         2.6%
    American Guidance Service                            25,995       25,624          371         1.4%
    World Almanac Education                              25,399       24,831          568         2.3%
    Compass Learning                                     34,529       35,654       (1,125)       (3.2%)
     ChildU (see footnote 1)                                 74           --           74         0.0%
                                                      ---------    ---------    ---------     -------
Total Revenue                                         $ 100,894    $ 100,631    $     263         0.3%
Costs and Expenses:
     Operating costs and expenses                        80,945       83,664    $  (2,719)       (3.3%)
     Depreciation                                         1,606        1,294          312        24.1%
                                                      ---------    ---------    ---------     -------
Operating Income before amortization expense          $  18,343    $  15,673    $   2,670        17.0%
     Amortization of goodwill and other intangibles      34,083       28,681        5,402        18.8%
                                                      ---------    ---------    ---------     -------
Operating Loss after amortization expense             $ (15,740)   $ (13,008)   $  (2,732)      (21.0%)
Interest expense                                         17,153       17,151            2          --
Other, (income)/expense, net                                605          (14)         619      4421.4%
Income taxes                                                280          751          471       (62.7%)
                                                      ---------    ---------    ---------     -------
Net Loss                                              $ (33,778)   $ (30,896)   $  (2,882)       (9.3%)
                                                      =========    =========    =========     =======
EBITDA
     Net Loss                                         $ (33,778)   $ (30,896)   $  (2,882)       (9.3%)
     Depreciation and amortization of intangibles        35,689       29,975        5,714        19.1%
     Amortization of deferred financing costs               603          458          145        31.7%
     Income taxes                                           280          751         (471)      (62.7%)
     Interest expense                                    16,684       16,779          (95)       (0.6%)
     Non-cash, non-recurring charges                         --          425         (425)         --
                                                      ---------    ---------    ---------     -------
EBITDA                                                $  19,478    $  17,492    $   1,986        11.4%
     Add: ChildU EBITDA loss                                613           --          613          --
     Add: Thinkbox EBITDA loss                              129           --          129          --
                                                      ---------    ---------    ---------     -------
EBITDA excluding ChildU and Thinkbox                  $  20,220    $  17,492    $   2,728        15.6%
                                                      =========    =========    =========     =======

Footnote 1:  ChildU revenues represent activity for the period from inception (May 9, 2001) through June 30, 2001.


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